Exhibit 10.13

FIFTH AMENDMENT OF

ALERUS FINANCIAL CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2013)

THIS INSTRUMENT, amending the Alerus Financial Corporation Employee Stock Ownership Plan (“Plan”), is adopted by Alerus Financial Corporation, a Delaware corporation, (“Company”) and shall be effective as of the dates specified herein.

RECITALS

WHEREAS, the Company sponsors and maintains the Plan, a tax-qualified defined contribution retirement plan for the benefit of eligible employees of the Company and eligible employees of Participating Employers, that is currently embodied in a restated document dated January 1, 2013, as amended; and

WHEREAS, pursuant to Section 13.1 of the Plan, the Company may amend the Plan at any time, subject to the conditions set forth in such section; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows effective January 1, 2024, except as otherwise indicated:

1.	Section 1.6 of the Plan is amended to read as follows:

Sec. 1.6Participating Employers. The Company is a Participating Employer in the Plan. With the consent of the Company, any other trade or business entity in the controlled group of the Company under Code § 414 may also become a Participating Employer in the Plan effective as of the date specified by it in its adoption of the Plan. Any Successor Employer to a Participating Employer shall also be a Participating Employer in the Plan. The other Participating Employers on January 1, 2024 are:

Alerus Financial, National Association

2.Sections 3.4 and 3.5 of the Plan are deleted without replacement.

3.Section 4.1 of the Plan is deleted without replacement.

4.Section 4.2 of the Plan is amended to read as follows:

Sec. 4.2Eligibility for Participation. Eligibility to participate in the Plan shall be determined as follows:

(a)	An employee of a Participating Employer shall become a Participant in the Plan on the employee’s Employment Commencement Date, (or, if later, the date the

Plan becomes effective with respect to his or her Participating Employer), provided the following requirements are met:

(1)	The employee is a Qualified Employee; and

(2)	The employee has attained age 21.

If an employee does not meet the above requirements on the employee’s Employment Commencement Date, the employee will become a Participant as of the date the employee meets such requirements.

(b)	If a former Participant is reemployed and meets the requirements of subsection (a) on the date of rehire, the employee will become a Participant again on that date.

If a former employee who was not previously a Participant is reemployed and meets the requirements of subsection (a) on the date of rehire, the employee shall become a Participant on the date of rehire.

(c)

If an employee of a Participating Employer or an Affiliate who is neither a Participant nor a Qualified Employee is transferred to a position in which he or she is a Qualified Employee, and if the employee meets the eligibility requirements of subsection (a) on the date of transfer, the employee shall become a Participant on the date of transfer.

5.Section 5.8(b)(1) of the Plan is amended to read as follows:

(1)	He or she is in the employ of a Participating Employer on the last business day of the Plan Year, or

6.Effective January 1, 2023, Section 10.1(c) of the Plan is amended to read as follows:

(c)

For purposes of this Sec. 10.1, a Participant’s “Required Beginning Date” is April 1 of the calendar year following the later of (i) the calendar year in which the Participant attained age 70½ (for Participants born before July 1, 1949) or age 72 (for Participants born after June 30, 1949), or (ii) the calendar year in which the Participant’s Termination of Employment occurs. However, clause (ii) of the previous sentence does not apply to any Participant who is a more than 5% owner of the Company (as defined in Code § 416) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70½ or age 72, as applicable. For required minimum distributions required to be made after December 31, 2022, with respect to individuals who attain age 72 after such date (“impacted Participants”), in determining the Required Beginning Date, age 73 will be used. Further, in the event of the death of an impacted Participant for whom a spouse is the sole beneficiary, distributions to the surviving spouse may to delayed to the later of: (1) the December 31 of the calendar year immediately following the year in which the Participant died, or (2) the December 31 of the calendar year in which the Participant would have attained age 73. For required minimum distributions required to be made after December 31, 2032, with respect to individuals who attain age 74 after such date, in determining the Required Beginning Date, age 75 will be used.

7.	Section 10.1(d) is deleted without replacement.

8.	The first sentence of Section 10.1(e) is deleted and the following sentences are substituted for the deleted sentence:

A Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date. A Participant who has reached his or her Required Beginning Date may elect to receive his or her entire Account in a single lump sum or begin installment payments.

9.Section 10.1(i) of the Plan is amended to read as follows:

(i)

Notwithstanding any other Plan provision, if the total nonforfeitable value of a Participant’s Account as of the most recent Valuation Date preceding the date of distribution of benefits does not exceed $7,000, the Account shall be distributed in a lump sum, and shall not require the consent of the Participant or any Beneficiary. In the event of such mandatory distribution of any amount, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Company will pay the distribution in a direct rollover to an individual retirement account designated by the Company.

10.Except as modified by this Fifth Amendment, the Plan shall be and remain in full force and effect.

IN WITNESS WHEREOF, Alerus Financial Corporation has caused this Fifth Amendment to be executed by its officer, who has been duly authorized by the Board of Directors, effective as of the dates specified herein.

ALERUS FINANCIAL CORPORATION

By:	/s/ Missy Keney
Its:	Chief Engagement Officer
Date:	2/5/24